Exhibit 99.(h)(2)

EXECUTION COPY

FIRST AMENDMENT TO

SALES AGREEMENT

This FIRST AMENDMENT TO SALES AGREEMENT (the “Amendment”) is made and entered into with effect this 7th day of June, 2012, by Aberdeen Chile Fund, Inc., a Maryland corporation (the “Fund”), Aberdeen Asset Managers Limited, a company organized under the laws of Scotland (the “Adviser”) and JonesTrading Institutional Services LLC (“Jones”).   Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Agreement (as defined below).

WITNESSETH

WHEREAS, the Fund, Aberdeen Asset Management Investment Services Limited, the Fund’s investment adviser at the time of execution of the Agreement (the “Former Adviser”), Celfin Capital Servicios Financieros S.A., the Fund’s sub-adviser at the time of execution of the Agreement (“Celfin”), and Jones entered into a Sales Agreement, dated May 4, 2011 (the “Agreement”) pursuant to which the Fund has issued, and may from time to time continue to issue and sell through Jones, up to 1,600,000 shares of the Fund’s common stock, $0.001 par value per share (the “Shares”);

WHEREAS, the Fund desires to increase the number of Shares that may be issued and sold from time to time through Jones under the Agreement from 1,600,000 Shares to 2,600,000 Shares and such increase has been approved by the Fund’s Board of Directors on the date hereof;

WHEREAS, effective March 1, 2012, pursuant to an internal reorganization, the Former Adviser merged into the Adviser and accordingly the Adviser became the Fund’s successor investment adviser by replacing the Former Adviser;

WHEREAS, effective February 4, 2012, Celfin, which acted as the Fund’s sub-adviser pursuant to a Sub-Advisory Agreement, dated as of July 1, 2009, was terminated as the Fund’s sub-adviser;

WHEREAS, the parties desire to amend the Agreement to reflect (i) the increase in the number of Shares to be issued and sold through Jones going forward, (ii) the Adviser’s replacement of the Former Adviser as the Fund’s investment adviser and (iii) the termination of Celfin as the Fund’s sub-adviser.

NOW THEREFORE, for and in consideration of the premises and the exchange of mutual promises, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             The Agreement is hereby amended such that (a) all references to the “Adviser” in the Agreement shall mean “Aberdeen Asset Managers Limited” and not “Aberdeen Asset Management Services Limited”; (b) all references to the Sub-Adviser and/or Celfin Capital Servicios Financieros S.A. in the Agreement shall be deleted; and (c) all references to the Sub-

Advisory Agreement and Memorandum of Understanding shall be deleted. In accordance with the foregoing, the introductory paragraph of the Agreement is hereby amended by deleting such paragraph in its entirety and replacing such paragraph with the following:

“Aberdeen Chile Fund, Inc., a Maryland corporation (the “Fund”), Aberdeen Asset Managers Limited, a company organized under the laws of Scotland (the “Adviser”) and JonesTrading Institutional Services LLC (“Jones”) hereby confirm their agreement in the form of this Sales Agreement (the “Agreement”) as follows:”

2.             The first sentence of Section 1 of the Agreement is hereby amended by deleting such sentence in its entirety and replacing such sentence with the following:

“The Fund agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through Jones, acting as agent and/or principal, up to 2,600,000 shares of the Fund’s common stock, $0.001 par value per share (the “Shares”).”

3.             Section 6(c) shall be deleted in its entirety.

4.             This Amendment shall be governed by and construed in accordance with the internal laws of the state of New York applicable to agreements made and to be performed in such state.

5.             This Amendment may be executed in any number of counterparts and such signature pages may be delivered by facsimile, each of which shall be deemed to be an original, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

6.             Except as specifically modified by the terms and conditions of this Amendment, the terms and conditions of the Agreement are hereby ratified and affirmed in all respects and shall continue in full force and effect.  In the event of a conflict between any provision in the Agreement and the text of this Amendment, the text of this Amendment shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

ABERDEEN CHILE FUND, INC.

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President

ABERDEEN ASSET MANAGERS LIMITED

By:	/s/ W. S. Rattray
Name: W. S. Rattray
Title: Authorized Signatory

ACCEPTED as of the date
first-above written:

JONESTRADING INSTITUTIONAL SERVICES LLC

By:	/s/ Alan Hill
Name: Alan Hill
Title: CFO